EX-23                      CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


Board of Directors
Parafin Corporation (formerly known as E.T. Corporation)

I consent to the incorporation by reference of my independent auditors' report dated October 16, 2003 on the balance sheets as of September 30, 2003 and 2002, and the statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, and the cumulative amounts from inception on October 3, 1978 through September 30, 2003, included in ParaFin Corporation's (formerly known as E.T. Corporation) Form 10-KSB for the fiscal year ended September 30, 2003 into the company's previously filed registration statement on Form S-8 POS (File No. 333-72610).

/s/ Janet Loss, C.P.A., P.C.
Janet Loss, C.P.A., P.C.
Denver, Colorado
November 5, 2004